Exhibit 5.2

Nicolas H.R. Dumont

+1 212 479 6446

ndumont@cooley.com

July 14, 2022

Alvotech

9, rue de Bitbourg

L - 1273 Luxembourg

Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as U.S. counsel to Alvotech, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Alvotech”), in connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission providing, in part, for the registration for resale of 4,666,667 warrants (the “Warrants”) issued to Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership, each Warrant entitling the holder thereof to acquire one ordinary share of Alvotech, par value $0.01 per share (the “Company Shares”). The Warrants were issued pursuant to the Warrant Agreement dated September 21, 2020 (the “Warrant Agreement”) by and between Oaktree Acquisition Corp II, a Cayman Islands exempted company (“OACB”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Existing Warrant Agent”). On June 15, 2022, the Warrant Agreement was amended by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) by and among OACB, Alvotech, the Existing Warrant Agent, Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Alvotech Holdings”) and Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, the “Warrant Agent”). Upon the consummation of the business combination contemplated by that certain Business Combination Agreement dated December 7, 2021 (the “Business Combination Agreement”) by and between OACB, Alvotech and Alvotech Holdings, each outstanding Warrant automatically ceased to represent a right to acquire OACB ordinary shares and became right to acquire Company Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement; (b) the form of Warrant Certificate filed as Exhibit 4.3 to the Registration Statement; (c) the Warrant Agreement filed as Exhibit 4.4 to the Registration Statement; (d) the form of the Warrant Assumption Agreement filed as Exhibit 4.7 to the Registration Statement; and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon the representations and warranties made pursuant to, and have assumed compliance by the parties thereto with the covenants and conditions contained in, the Business Combination Agreement, the Warrant Agreement and the Warrant Assumption Agreement and have not independently verified such matters.

Cooley LLP 55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com

Alvotech

July 14, 2022

Page Two

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that OACB, the initial issuer of the Warrants, was organized under the laws of the Cayman Islands. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of OACB, the corporate power of OACB to authorize, execute and deliver the Warrants, the Warrant Agreement and the Warrant Assumption Agreement and perform its obligations thereunder, and the due authorization of the Warrants, the Warrant Agreement and the Warrant Assumption Agreement by OACB. We have assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of such matters that would impact our conclusions with respect thereto. Additionally, we note that Alvotech is a company existing under the laws of the Grand Duchy of Luxembourg. We have assumed all matters determinable under the laws of Luxembourg, including without limitation the valid existence and good standing of Alvotech, the corporate power of Alvotech to authorize, execute and deliver the Warrant Assumption Agreement and perform its obligations thereunder and under the Warrants and the Warrant Agreement, the due authorization of the Warrants, the Warrant Agreement and the Warrant Assumption Agreement by Alvotech, and the due authorization of the Company Shares to be issuable upon exercise of the Warrants. We have assumed that the laws of Luxembourg would not impose any requirements or have any consequences relevant to our understanding of such matters that would impact our conclusions with respect thereto.

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants constitute valid and binding obligations of Alvotech.

Cooley LLP 55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com

Alvotech

July 14, 2022

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is express as of the date hereof and we disclaim any responsibility to advise you of any change in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Nicolas H.R. Dumont
Nicolas H.R. Dumont

Cooley LLP 55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com